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SEC 1745 (02-02)	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. ___________)*

Cuisine Solutions

(Name of Issuer)

Common Stock

(Title of Class of Securities)

926604109

(CUSIP Number)

December 31, 2003

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ x ]

Rule 13d-1(b)

[ x ]

Rule 13d-1(c)

[ ]

Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 926604109

1.

 Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
Gruber and McBaine Capital Management, LLC.

2.

Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

X

(b)

3.

SEC Use Only ............................................................................................................................................

4.

 Citizenship or Place of Organization

California

 Number of
Shares
Beneficially
Owned by
Each Reporting
Person With

5.

Sole Voting Power 0

6.

Shared Voting Power 794,357

7.

Sole Dispositive Power 0

8.

Shared Dispositive Power 794,357

9.

Aggregate Amount Beneficially Owned by Each Reporting Person 794,357

10.

Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).................................

11.

Percent of Class Represented by Amount in Row (9) 5.02%

12.

Type of Reporting Person (See Instructions) IA & OO

CUSIP No. 926604109

1.

 Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
Jon D. Gruber

2.

Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

X

(b)

3.

SEC Use Only ............................................................................................................................................

4.

 Citizenship or Place of Organization

United States

 Number of
Shares
Beneficially
Owned by
Each Reporting
Person With

5.

Sole Voting Power 205,700

6.

Shared Voting Power 794,357

7.

Sole Dispositive Power 205,700

8.

Shared Dispositive Power 794,357

9.

Aggregate Amount Beneficially Owned by Each Reporting Person 1,000,057

10.

Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).................................

11.

Percent of Class Represented by Amount in Row (9) 6.32%

12.

Type of Reporting Person (See Instructions) IN

CUSIP No. 926604109

1.

 Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
J. Patterson McBaine

2.

Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

X

(b)

3.

SEC Use Only ............................................................................................................................................

4.

 Citizenship or Place of Organization

United States

 Number of
Shares
Beneficially
Owned by
Each Reporting
Person With

5.

Sole Voting Power 120,400

6.

Shared Voting Power 794,357

7.

Sole Dispositive Power 120,400

8.

Shared Dispositive Power 794,357

9.

Aggregate Amount Beneficially Owned by Each Reporting Person 914,757

10.

Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).................................

11.

Percent of Class Represented by Amount in Row (9) 5.78%

12.

Type of Reporting Person (See Instructions) IN

CUSIP No. 926604109

1.

 Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
Eric B. Swergold

2.

Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

X

(b)

3.

SEC Use Only ............................................................................................................................................

4.

 Citizenship or Place of Organization

United States

 Number of
Shares
Beneficially
Owned by
Each Reporting
Person With

5.

Sole Voting Power 0

6.

Shared Voting Power 794,357

7.

Sole Dispositive Power 0

8.

Shared Dispositive Power 794,357

9.

Aggregate Amount Beneficially Owned by Each Reporting Person 794,357

10.

Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).................................

11.

Percent of Class Represented by Amount in Row (9) 5.02%

12.

Type of Reporting Person (See Instructions) IN

Item 1.

(a)

Name of Issuer: Cuisine Solutions

(b)

 Address of Issuer's Principal Executive Offices:

85 South Bragg Street, Alexandria, VA 22312

Item 2.

(a)

 Name of Person Filing:
 Gruber & McBaine Capital Management, LLC ("GMCM")
 Jon D. Gruber ("Gruber")
 J. Patterson McBaine ("McBaine")
Eric Swergold ("Swergold")

(b)

 Address of Principal Business Office or, if none, Residence:

50 Osgood Place, Penthouse, San Francisco, CA 94133

(c)

Citizenship: See item 4 of cover sheet.

(d)

Title of Class of Securities: Common Stock

(e)

CUSIP Number: 926604109

Item 3.

If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)

[ ]

Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)

[ ]

Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)

[ ]

Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)

[ ]

Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e)

[ x ]

An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);

(f)

[ ]

An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);

(g)

[ x ]

A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);

(h)

[ ]

A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)

[ ]

A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)

[ x ]

Group, in accordance with 240.13d-1(b)(1)(ii)(J).

Item 4.

Ownership.

See Items 5-9 and 11 of the cover page for each Filer.

Item 5.

Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.

Ownership of More than Five Percent on Behalf of Another Person.

GMCM is a registered investment advisor whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Stock. Gruber & McBaine are the Managers, controlling persons and portfolio managers of GMCM. No individual clients holdings of the Stock are more than five percent of the outstanding Stock.

Item 7.

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable

Item 8.

Identification and Classification of Members of the Group

GMCM, Gruber, McBaine and Swergold constitute a group within the meaning of Rule 13d-5(b).

Item 9.

Notice of Dissolution of Group

Not Applicable

Item 10.

Certification

(a)

The following certification shall be included with respect to GMCM and McBaine:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(b)

The following certification shall be included with respect to Gruber, and Swergold:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

 Dated: February 11, 2004
 Gruber & McBaine Capital Management, LLC
 By: /s/ J. Patterson McBaine
Title: Manager

/s/ Jon D. Gruber

Jon D. Gruber

/s/ J. Patterson McBaine

J. Patterson McBaine

/s/ Eric B. Swergold

Eric B. Swergold